veroni

DISTRIBUTOR AGREEMENT

THIS AGREEMENT, made and entered into effective as of April 30, 2018, by and between SKOKIE VALLEY BEVERAGE, located in 199 Shepard Ave, Wheeling, IL 60090, (hereinafter called "Distributor"), and VERONI BRANDS CORP. a Delaware Corporation located at 650 Forest Edge Drive Vernon Hills, IL 60061 (hereinafter called "Veroni").

WITNESSETH:

WHEREAS, Distributor is duly licensed to sell at wholesale beverages in the State of Illinois, and is the holder of all federal, state and local permits necessary for such purposes; and

WHEREAS, Distributor is desirous of becoming a wholesale distributor of Veroni products in the State of Illinois, as more specifically described below:

NOW, THEREFORE, it is mutually agreed as follows:

1. APPOINTMENT

1.1 Veroni hereby appoints Distributor as its exclusive distributor of the products listed in Exhibit 1 hereto (hereinafter called the "Subject Beverages"), with responsibility for the wholesaling of the Subject Beverages only within the geographical areas described in Exhibit 2 hereto (hereinafter called the "Territory"). Notwithstanding the foregoing, any legal dual territory appointments in existence in the Territory on the effective date of this Agreement shall remain in existence at Veroni's sole discretion. Veroni will not grant to any other distributor the right to sell the Subject Beverages in the Territory. Skokie Valley Beverage territory will cover the footprint of their Everfresh-Lacroix territory as describe in the Exhibit 2.

1.2 Distributor shall not sell, deliver or transfer any Subject Beverages to any retail account outside the Territory or to any person Distributor knows or has reason to believe will sell or transfer any of the Subject Beverages outside the Territory. Notwithstanding the foregoing and where permitted by law, Distributor may, with the prior written approval of Veroni, sell one or more Subject Beverages outside the Territory to the extent and so long as Veroni shall authorize.

1.3 Notwithstanding the provisions of Section 1.1, Veroni may, after giving notice to Distributor, permit another person or persons to sell the Subject Beverages within the Territory to the extent and so long as Distributor is unable or unwilling to provide uninterrupted service to accounts within all or any part of the Territory (other than by reason of retailer credit issues).

1.4 Distributor may assign sub-distributors to sell and or/distribute the Subject Beverages within the Territory to ensure full sales and marketing coverage of the Territory. Distributor agrees to inform Veroni, prior to execution of this Agreement, of existing sub-distributors in the Territory and to obtain Veroni's written consent thereto. Distributor shall be fully responsible and accountable to Veroni for the supervision and performance of any sub-distributors in the Territory and shall enforce Veroni's quality and operations policies against any sub-distributors.

2. TERM

2.1 The term of this Agreement shall commence on April 30, 2018 and shall continue until terminated or amended and restated as herein provided.

2.2 Anything herein to the contrary notwithstanding, this Agreement shall automatically terminate with respect to any Subject Beverage concurrently with the termination of Veroni's appointment as the importer/supplier of any such Subject Beverage, whether by agreement by Veroni or otherwise.

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2.3 This Agreement may be amended and restated in whole as follows: (a) Veroni will submit the proposed amendment to Distributor concurrently with the submission of such amendment to all other Veroni distributors in the United States that have signed a distributor's agreement in substantially similar form, provided that variations in the form of the amendment may be made as necessary to comply with state law; and (b) Distributor shall indicate its acceptance of the amendment by signing and returning it to Veroni within sixty (60) days of Distributor's receipt of the amendment.

3. DUTIES OF DISTRIBUTOR

3.1. General. Distributor accepts the appointment aforesaid and agrees to sell and distribute the Subject Beverages within the Territory so long as this Agreement remains in effect. Distributor shall throughout the life of this Agreement exert its best efforts to supply and serve in the Territory as extensive a market for the Subject Beverages as possible.

3.2 Proper Licensing. Distributor shall sell the Subject Beverages only to retailers and other persons to whom Distributor is duly licensed to sell such products. Distributor shall comply with all valid laws, regulations, ordinances and orders, including those applicable to the sale of the Subject Beverages, Distributor's performance under this Agreement and the conduct of Distributor's business. Distributor shall maintain all permits and licenses necessary to sell and distribute the Subject Beverages in the Territory, and shall, if requested by Veroni, provide copies of all such permits and licenses, as the same may be amended or renewed.

3.3 Performance Standards. Distributor shall use its best efforts to comply at all times with the performance standards set forth in this agreement. The performance standards to be achieved by Distributor include, but are not limited to, the following:

(a) Sales. Distributor shall, develop an annual business plan, collaboratively, with Veroni, which shall include reasonable sales, volume, distribution and financial goals in addition to retail sales and merchandising execution plans.

(b) Operations. Distributor shall: (i) forecast and order Subject Beverages (ii) maintain sufficient inventory levels; (iii) maintain an adequate and clean place of business in the Territory; and (iv) properly handle and protect from damage all Subject Beverages and property owned by Veroni.

(c) Quality. Distributor shall: (i) rotate Veroni's stock for the Subject Beverages in its warehouse, on its trucks and, to the extent permitted by law, in retail accounts; (ii) prevent Subject Beverages bearing expired code dates from reaching retailers or consumers; (iii) retrieve any overage Subject Beverages from retail locations and replace them with nonoverage Subject Beverages at no cost to the retailer; and (iv) promptly destroy any overage Subject Beverages at no cost to Veroni.

3.5 Brand Treatment. Distributor agrees to vigorously promote the Subject Beverages applying all necessary sales, financial and operational resources to achieve or exceed the goals set forth in the Business Plan.

3.6 Reports and Submissions to Veroni. Distributor shall submit only complete and accurate notices, reports, claims, reimbursement requests, payment requests or other communications to Veroni. Distributor agrees to furnish (a) monthly electronic reports, using a system acceptable to Veroni, to Veroni or its designated agent showing depletions of inventory of each of the Subject Beverages during the preceding month and the inventory of the same at the end of the month, (b) weekly electronic reports, using a system acceptable to Veroni, at the retail account level, categorized by channel, of sales, distribution, pricing and any other relevant information requested by Veroni.

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4. TERMS OF SALE

4.1 The price per case at which Veroni shall sell the various Subject Beverages to the Distributor and at which Distributor shall buy from Veroni shall be the prices specified by Veroni from time to time for a particular brand or product.

4.2 Veroni reserves the right to modify or discontinue the sale of any Subject Beverage, package or container on a national, regional, state or other basis.

4.3 Veroni will make every effort to fill Distributor's orders within a reasonable time period. Veroni in its sole discretion may approve or disapprove Distributor's orders. The Subject Beverages shall be picked up by the Distributor from locations designated by Veroni from time to time. On any shipment of Subject Beverages to Distributor, title and risk of loss will pass to Distributor as set forth in the invoice for the Subject Beverages.

4.4 Veroni shall have the right to place Distributor on equitable allocation, as determined by Veroni, when the supply of any Subject Beverage is insufficient to meet demands of all distributors. Veroni shall not be liable to Distributor for failure to make the Subject Beverage available for the Distributor pick up from Veroni or delay in any pick up if caused by lack of supply or by any circumstances beyond the reasonable control of Veroni.

4.5 The amount of credit, if any, extended to Distributor, and the terms of payment for the products sold to Distributor by Veroni, shall be determined by Veroni from time to time in its sole discretion. The terms stipulated by Veroni on each invoice covering products sold to Distributor shall represent the terms of payment with respect to each individual shipment and shall be of the essence of this Agreement. Distributor agrees to make invoice payments to Veroni within 30 days of the invoice date. Regardless of the method of payment, Distributor hereby grants, and Veroni shall retain, a continuing security interest in all Subject Beverages delivered or picked up by the Distributor until Veroni receipt of full payment of all monies owed to Veroni and termination of this Agreement.

4.6 Distributor shall notify Veroni at least 10 days prior to any change in Distributor's bank or financial institution.

5. TERMINATION OF AGREEMENT

5.1 This Agreement may be terminated at any time by mutual agreement of the parties or by Distributor upon 90 days' prior written notice to Veroni. Veroni may, upon receipt of a termination notice from Distributor, seek alternative distribution arrangements for the Subject Beverages, and upon securing such alternative arrangements Veroni may accelerate the date of termination by providing written notice to Distributor.

5.2 The parties agree that due to the built-in uncertainties in the market for the Subject Beverages, including the valuation of good will, Distributor's profit margins and certain other factors, it would be difficult to determine the actual damages, if any that may result from Veroni's termination of this Agreement. Accordingly, in the event of the termination of this Agreement by Veroni without cause, Veroni shall give Distributor 30 days written notice of its intent to terminate on this basis, and Distributor during such 30-day period Distributor may transfer its rights to distribute the Subject Beverages to another distributor, subject to Veroni's approval. If, at the end of such 30-day period, Distributor has not transferred its distribution rights to another distributor approved by Veroni, then Veroni shall pay to Distributor in full and complete satisfaction, waiver and discharge of all claims of whatever nature that Distributor may have against Veroni and its affiliates, arising out of or with respect to the termination, as liquidated damages and not a penalty, a sum equal to (a) two times Distributor's Net Monthly Effective Profit.

5.3 Upon the occurrence of any of the following events, Veroni may, by giving written notice to Distributor, immediately terminate this Agreement, without obligation;

(a) Revocation or non-renewal of Distributor's federal, state or local license or permit to sell or distribute products;

(b) Suspension for a period of 14 calendar days of Distributor's federal, state or local license or permit to sell or distribute products;

(c) The inability of Distributor to pay its debts as they mature; or Distributor's liabilities exceed the fair market value of its assets; or the filing by Distributor of a voluntary petition seeking relief under any provision of any bankruptcy or other law for the relief of debtors; or the filing of a petition seeking to have Distributor declared bankrupt or seeking any reorganization or recapitalization of Distributor, unless such petition shall have been vacated within 30 days from the filing thereof prior to the effective date of the termination of this Agreement; or the appointment of a receiver or trustee for a substantial portion of the property or assets of Distributor, unless such appointment shall have been vacated within 30 days from the date thereof and prior to the effective date of the termination of this Agreement; or the execution by Distributor of an assignment for the benefit of creditors; or the dissolution or liquidation of Distributor;

(d) Conviction of Distributor, any owner of Distributor or any manager of a felony or other crime that, in Veroni's reasonable judgment, may adversely affect the goodwill of Distributor or Veroni, and, if the conviction is of a manager or a non-controlling owner, failure by Distributor to dismiss such manager or non-controlling owner within thirty (30) days of such conviction;

(e) Fraudulent conduct or intentional misrepresentation on the part of Distributor, any owner of Distributor, any manager or any similarly high-level employee of Distributor in dealing with Veroni or the Subject Beverages;

(f) Distributor's failure to pay Veroni for Subject Beverages purchased from Veroni when such payment is due under the terms and conditions of sale established by Veroni from time to time, for 5 days after written notice from Veroni of such failure to pay;

6. POST TERMINATION PROVISIONS

Upon the termination or expiration of this Agreement for any reason, the following provisions shall apply.

6.1 Veroni shall have the right to terminate unfilled orders and to stop or re-route any shipment en-route to Distributor.

6.2 Within five days after such termination, Distributor shall make available to Veroni all property belonging to Veroni in Distributor's possession or control. Veroni shall not be liable to Distributor for any expenses incurred by Distributor in connection with such property. If Distributor has placed a deposit with Veroni on any such property, Veroni shall refund such deposit to Distributor or credit an equivalent amount to Distributor's account when such property is returned in useable and merchantable condition.

6.3 Within five days after termination, Distributor shall sell, and Veroni or its designee shall purchase, Distributor's undamaged, merchantable and originally packaged, non-expired inventory of non-overage Subject Beverages purchased from Veroni at Distributor's laid-in cost therefor, FOB Distributor's shipping dock. In addition, Distributor shall relinquish possession of all promotional materials, including but not limited to wearables, in its possession relating to the Subject Beverages and deliver the same to Veroni or its designee FOB Distributor's shipping dock.

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6.4 Distributor shall cooperate with Veroni and any successor distributor throughout the post-termination process and shall refrain from intentionally taking any action after the date of termination which would in any way cause injury to Veroni or its affiliates, the reputation of the Subject Beverages and the other products of Veroni and its affiliates, or the goodwill associated with those products, save and except in the course of lawful competition.

6.5 No later than 10 days after termination, Distributor shall provide Veroni with a detailed, 24-month sales history for the Territory, organized by Subject Beverages and retail account. This summary shall be provided in electronic format acceptable to Veroni, to the appropriate Veroni contact.

7. TRADEMARKS

(a) It is understood and agreed that the trademarks, trade names, trade dress, brand names, labels and designs (collectively, the "Trade Designations") used by Veroni or its affiliates with respect to cans, packages and other goods which have been or may be hereafter sold by Veroni to Distributor are not the property of Distributor. Distributor shall acquire no property interest or ownership in the Trade Designations by virtue of this Agreement, and Distributor agrees that it will not claim any rights in the Trade Designations and that it will not interfere with Veroni's rights therein. Distributor shall, at any time requested, whether during or subsequent to the term hereof, disclaim in writing any property interest or ownership in the Trade Designations.

(b) Distributor shall protect Veroni's interest in the Trade Designations and shall refrain from taking any action that would damage Veroni's interest in and the goodwill associated with the Trade Designations; filling retailer orders on a timely, consistent basis in order to prevent out-of-stock situations.

(c) As the authorized licensee of the Trade Designations, Veroni grants Distributor a non-exclusive, non-assignable, non-licensable privilege to use the Trade Designations only in a lawful manner and in connection with the distribution, advertising, display and sale of the Subject Beverages. This privilege shall terminate upon termination of this Agreement.

(d) Veroni shall have the right, at any time, to change or modify the Trade Designations of the Subject Beverages sold in the Territory.

(e) Distributor will use the Trade Designations only as approved by Veroni in writing and, at Veroni's request, will change or discontinue the way it uses any trademarks.

8. FORCE MAJEURE

Neither Distributor nor Veroni shall be liable for failure to perform hereunder by reason of causes beyond its control, including, but not limited to, fire, flood, war, embargo, railcar shortages, accident, explosion, riot, insurrection, earthquakes, Acts of God, governmental laws or regulations, taking of its property by governmental authority, or shortages of material or supplies of any kind.

9. INDEMNIFICATION

Each of the parties hereto hereby agrees to indemnify and hold the other harmless from and against any and all liabilities, losses, damages, costs or expenses which the other may hereafter incur, suffer or be required to pay by reason of the breach by the other of any of the terms and conditions set forth within this Agreement and further, specifically, but without limitation, by reason of any false or misleading advertising, or the failure to possess or maintain any of the federal, state or local licenses or permits required under applicable laws. In addition, Veroni shall indemnify and hold harmless Distributor from and against any liabilities, losses, damages, costs or expenses arising out of any

defects in the Subject Beverages, their containers or packaging, except when such defects are the result of any acts or omissions of Distributor or its agents. Further, in the event that any action, suit or proceeding is threatened or brought against either party, upon any liability or other form of claim

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based upon or arising out of any matter contemplated under this Section 10, such party shall, within five days of receipt by it of notice of such actual or threatened action, suit or proceeding or other form of claim, give written notice thereof to the other party.

10. RESOLUTION OF DISPUTES

10.1 If any dispute shall occur between Distributor and Veroni and such dispute cannot be resolved by Distributor and the appropriate Veroni person, then within the time limits set forth in such Sections the dispute shall be submitted to the President of Veroni and the principal of Distributor for expedited resolution. The parties shall meet in a timely manner and in good faith attempt to resolve the dispute. Such informal, expedited dispute resolution shall be a condition precedent to Distributor's right to pursue any other remedy available under this Agreement or otherwise available under law.

10.2 Except as set forth above, any and all controversies in connection with or arising out of this Agreement or the breach or termination thereof that are not resolved by mutual agreement shall be submitted to non-binding mediation within thirty (30) days of the written request of either party, in such form as shall be agreed to by the parties, with each party bearing its own costs of mediation. Controversies that are not submitted to mediation within the foregoing time limit or are not resolved through mediation within 45 days of being submitted thereto shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et. Seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. If the amount in controversy is less than $250,000 the arbitration will be conducted in accordance with the provisions of JAMS' Streamlined Arbitration Rules and Procedures in effect at the time of filing the claim, and otherwise the arbitration will be conducted in accordance with JAMS' Comprehensive Arbitration Rules and Procedures. The parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS panel of neutrals, and in scheduling the proceedings. The parties covenant that they will participate in the arbitration in good faith. Any and all disputes shall be submitted to arbitration hereunder within one year from the date the dispute first arose or shall be forever barred.

10.3 All proceedings hereunder shall be conducted at Chicago, Illinois. The laws of the state where Distributor is located shall be applied during these proceedings. The cost and expenses of any proceeding hereunder, including the compensation of the arbitrators or neutrals hereunder, shall be allocated between the parties hereto by the arbitrators or neutrals. Every decision and award of the arbitrators or neutrals appointed in accordance with the provisions of Section 10.2 and this Section shall be final and binding on the parties hereto. The provisions of Section 10.2 and this Section may be enforced by any court of competent jurisdiction, and each party shall bear its own costs, fees and expenses, including attorney's fees, in connection with such a proceeding.

10.4 Nothing herein shall preclude Veroni from exercising any of its rights with respect to any security interest or guarantee held by it or prevent Veroni and/or Distributor from instituting any attachment, replevin or similar proceedings, or equitable proceedings to enforce its rights under this Agreement during the pendency of any proceeding hereunder or otherwise.

11. MISCELLANEOUS PROVISIONS

11.1 The parties acknowledge that certain provisions of this Agreement may conflict with the laws of certain states. Rather than attempting to conform this Agreement to the laws of each state, the parties intend that all of the terms and provisions of this Agreement are made subject to all applicable federal, state and local laws, and in the performance of this Agreement both parties shall comply with such laws. If any part of this Agreement is construed or held to be invalid or in violation of any such law, including applicable state franchise laws, such part shall be deemed to be and shall be eliminated from this Agreement without affecting the enforceability of the remainder thereof.

11.2 This Agreement shall not be assigned, pledged or hypothecated by Distributor without Veroni's prior written consent to such assignment, which consent shall not be unreasonably withheld.

11.3 This Agreement and the exhibits attached hereto embody all understandings and agreements between the parties hereto and none of the parties has made any representations or promises other than those set forth herein, and Distributor has not and shall not be required to pay, directly or indirectly, a franchise fee to Veroni as a condition to Distributor's appointment, or the continuation thereof, as a wholesaler of the Subject Beverages. This Agreement may not be modified except by a written instrument duly executed by the party to be charged. This Agreement shall be governed in all respects by the laws of the State of Illinois.

11.4 This Agreement shall supersede all arrangements or Agreements relating to the distribution of any or all of the subject beverages previously entered into or made between Veroni and Distributor in relation to the Territory and all such arrangements or Agreements are terminated by this Agreement.

11.5 Upon the termination of this Agreement, the parties agree to terminate all agreements then existing between them, effective with such termination, but this shall not be construed as constituting a forgiveness of any indebtedness then owed by either party to the other, nor shall either party be considered to have waived any right or rights which it may have against the other growing out of this Agreement, and nothing herein contained shall in any event or in any way limit or otherwise affect any security interests or guarantees received by Veroni.

11.6 The parties agree that at the date of this Agreement neither of them has any known claim against the other for damages, reimbursement of expenses (other than in the ordinary course of business), misrepresentation or breach of contract or any claim against the other of any nature (except for merchandise purchased by Distributor from Veroni and not yet paid for and any outstanding promotional credits due to Distributor), and in consideration of their entering into this Agreement, any and all such known claims of each party are hereby fully and forever discharged and released by such party (except claims for merchandise purchased and outstanding promotional credits, as aforesaid).

11.7 Distributor represents that the person signing this Agreement has the necessary power and authority to execute this Agreement and to bind Distributor to perform its obligations hereunder.

11.8 Failure on the part of either party to insist upon or enforce performance of any provision of this Agreement shall not be construed as a waiver of rights under that provision and shall not be a waiver of rights under or affect any other provision of this Agreement.

11.9 Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered or faxed and confirmed by overnight mail, addressed to the party for whom intended as follows:

IF TO VERONI, TO:
Veroni Brands Corp,
Attn: Igor Gabal
President and CEO,
650 Forest Edge Drive,
Vernon Hills, IL 60061.

IF TO DISTRIBUTOR, TO:
SKOKIE VALLEY BEVERAGE,
ATTN: Mr. Kenneth C. Schirmang,
President
199 Shepard Avenue
Wheeling, IL 60090

or to such other address as either party may designate for itself by written notice to the other party

given in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

11.10 Any financial, credit, sales, depletion, marketing, distribution, trend, retail account and/or business information related to the Subject Beverages, including information about Veroni's Third Party suppliers, together with any other proprietary information Veroni discloses to Distributor is hereinafter referred to as "Veroni Confidential Information". Any financial or other proprietary business information that is not related to the Subject Beverages and is disclosed by Distributor to Veroni is herein after referred to as "Distributor Confidential Information." Confidential Information does not include information which (a) becomes generally available to the public other than as a result of an improper disclosure by Distributor, Veroni or either of their agents, (b) was available on a non-confidential basis prior to its disclosure by Veroni or Distributor, as applicable, or (c) becomes available on a non-confidential basis from a source other than Veroni or Distributor, as applicable, provided that such source is not bound by a confidentiality agreement or such disclosure was not otherwise unlawful. Distributor agrees to keep the Veroni Confidential Information confidential and will not disclose the Veroni Confidential Information to any other party without the prior written consent of Veroni. Veroni agrees to keep the Distributor Confidential Information confidential and will not disclose the Distributor Confidential Information to any other party without the prior written consent of Distributor. The parties agree that a breach of this Section would cause irreparable injury, and that the non-breaching party shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of this Section.

11.11 This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement and shall be binding on all parties hereto. Facsimile and electronic signatures hereon shall be binding and shall provide the same legal significance as original signatures.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of April 30, 2018.

VERONI BRANDS CORP

By: [signature]

Its: PRESIDENT / CEO

SKOKIE VALLEY BEVERAGE

By: [signature]

Its: CEO

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EXHIBIT 1

ATTACHED TO AND MADE A PART OF DISTRIBUTOR'S AGREEMENT April 30 2018 BETWEEN VERONI BRANDS CORP. AND SKOKIE VALLEY BEVERAGE, 199 Shepard Ave, Wheeling, IL 60090

The Subject Beverages shall consist of the following products:

The Iron Energy by Mike Tyson Beverage Products.

SKOKIE VALLEY BEVERAGE

By: [signature]

Date: 4/30/2018

VERONI BRANDS CORP.

By: [signature]

Date: 5/1/2018

EXHIBIT 2

ATTACHED TO AND MADE A PART OF DISTRIBUTOR'S AGREEMENT DATED AS OF April __ 2018 BETWEEN VERONI BRANDS CORP AND SKOKIE VALLEY BEVERAGE, located in 199 Shepard Ave, Wheeling, IL 60090.The Territory shall consist of the geographic areas described below:

TERRITORIAL DESCRIPTION - EVERFRESH-LACROIX.

In Cook County, starting at Lake Michigan and Armitage Avenue, west on Armitage (both sides) to Pulaski. North on Pulaski (east side only) to Belmont. West on Belmont (both sides) to Harlem Avenue. North on Harlem (east side only) to Talcott Road. Northwest on Talcott (neither side) to Chicago city limits (Canfield Rd.). South on Canfield (west side only) to Higgins Road. West on Higgins (north side only) to Cumberland Avenue. South on Cumberland (excluding Cumberland) to Belmont (including the Landmark Pub, 5131 North Oriole Avenue, Harwood Heights, Illinois). East on Belmont, south side only to Oriole Street, South on Oriole, west side only, to Wellington. East on Wellington, south side only, to Harlem Avenue. South on Harlem Avenue, west side only to North Avenue. East along the center line of North Avenue to the 1_nunicipal border of the city of Chicago. South on Harlem Avenue, west side only, to North Avenue. East along the center line of North Avenue to the municipal border of the city of Chicago. South along the municipal border of the city of Chicago, west side *only*, to Roosevelt Road. West along Roosevelt Road, north side only, to Harlem Avenue, south on Harlem Avenue, west side only to 47th street. West on 47th Street (excluding both sides) to Joliet Road (including the intersection of Joliet Road and 47th Street). Southwest on Joliet Road, both sides to Route 45 (including the intersection of Joliet Road and Route 45). Southwest on Joliet Road, excluding both sides, to the Cook/DuPage County line. North and west on the Cook/DuPage County line to Roselle Road. Roselle Road (including both sides of Roselle Road) from this point north to the junction with US 14. US 14 (including both sides of Hwy. 14 and the junction) to Ela Road; Ela Road, including both sides, north to Cook County line. East on the Lake/Cook County line to Lake Michigan. South along the Lake Michigan shoreline to Armitage Avenue, the point of origin, all in the State of Illinois. This shall include the town of Schaumburg within its existing limits as of April 20, 1977*.

**This footnote added to define sales territory west of Roselle Road in the Village of Schaumburg as of April 20, 1977*

1. Geographical area from intersection of Wise Road and Roselle Road, west on Wise Road (both sides) to Schaumburg city limits at Mercury Drive (including Wise way Plaza). North on Springinsguth Road to Bode Road to Schaumburg city limits. (Walnut). North on Schaumburg city limits border to Golf Road. Golf Road (Southside only) east to Schaumburg city limits. South on Walnut (both sides) to Bode Road. Bode Road (both sides) east to Roselle Road. Roselle Road (west side) south to Wise Road, the point of origin.
2. Geographical area defined by Golf Road, Higgins Road, and western boundary of Schaumburg city

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limits (Churchhill Square Plaza).

3. Geographical area from intersection of Golf Road and Roselle Road, west on Golf Road to Schaumburg city limits, north on west boundary of Schaumburg city limits to Central. East on Central, South side only, to Roselle Road. South on Roselle Road to Golf Road, point of origin.